SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                               (Amendment no. __)


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                           ASANTE TECHNOLOGIES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)   Title of each class of securities to which transactions applies:

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(2)   Aggregate number of securities to which transactions applies:

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(3)   Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)   Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
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[ ]   Check box if any part of the fee is offset as  provided  by  Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

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


                            ASANTE TECHNOLOGIES, INC.

                      -------------------------------------

                    Notice of Annual Meeting of Stockholders
                         To Be Held On February 22, 2001


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Asante Technologies, Inc. (the "Company"), a Delaware corporation, will be held on February 22, 2001, at 10:00 a.m., local time, at the Company's principal executive offices, located at 821 Fox Lane, San Jose, California 95131 for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected.

         2.       To approve the Company's 2001 Stock Plan.

         3. To approve an increase of 500,000 in the number of shares authorized under the Company's 1993 Employee Stock Purchase Plan.

         4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 29, 2001.

         5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on December 29, 2000 are entitled to notice of and to vote at the meeting and any adjournment thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices located at 821 Fox Lane, San Jose, CA 95131.

         All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.


                                              FOR THE BOARD OF DIRECTORS

                                              Anthony Contos
                                              Secretary


San Jose, California
January 18, 2001

                            ASANTE TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING


General

         The enclosed Proxy is solicited on behalf of the Board of Directors of Asante Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on February 22, 2001, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, located at 821 Fox Lane, San Jose, California 95131. The telephone number at that location is (408) 435-8388.

         These proxy solicitation materials and the Company's Annual Report to Stockholders (on Form 10-K) for the year ended September 30, 2000, including financial statements, were mailed on or about January 19, 2001, to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

         Stockholders of record at the close of business on December 29, 2000, are entitled to notice of and to vote at the meeting. At the record date, 9,915,129 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding. No shares of the Company's Preferred Stock are outstanding. Based on the last reported sale on the OTC (Over-the-Counter) Bulletin Board on December 29, 2000, the market value of one share of the Company's Common Stock closed at $0.55.

Revocability of Proxies

         Any proxy given may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

         Each share shall have one vote for the election of directors, unless cumulative voting is invoked. Each stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (four) multiplied by the number of shares held by such stockholder, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than four directors. However, no stockholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting, and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the candidates in nomination. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the Board of Directors' nominees as possible. See "Proposal 1 - Election of Directors." On all other matters, each share has one vote.

         The Company will bear the cost of soliciting proxies. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

Deadline for Receipt of Stockholder Proposals

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2002 Annual Meeting must meet the requirements of rule 14a-8 promulgated by the SEC and be received by the Company no later than September 21, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

PROPOSAL 1--ELECTION OF DIRECTORS


Nominees

         Wilson Wong, Jeff Lin, Edmond Tseng and Michael Kaufman were re-elected to the Board of Directors at last year's Annual Meeting of Stockholders. The Company's Bylaws provide for a variable Board of between 3 and 7 members. There are currently four seats authorized on the Board of Directors, all of which will be filled by directors to be elected at the Annual Meeting.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than four duly nominated persons. The term of office of each person elected as a director will continue until the next Annual
Meeting of Stockholders or until such director's successor has been elected and qualified.


                                                                                       Director
Name                          Age                 Principal Occupation                  Since
---------------------------- -----   ----------------------------------------------   ---------
Wilson Wong ................  53     President and Chief Executive Officer of the       1988
                                     Company and Chairman of the Board of
                                     Directors

Jeff Yuan-Kai Lin ..........  49     Chairman & CEO of United Optical Network           1988
                                     International Inc.; Chairman of the Board,
                                     FITGlobal, Inc.

Michael D. Kaufman .........  59     Managing General Partner, MK Global                1995
                                     Ventures

Edmond Y. Tseng ............  53     President and Chief Executive Officer, OSE,        1989
                                     Inc.


         Mr. Wong co-founded the Company in 1988, and has served as President, Chief Executive Officer and Chairman of the Board of Directors since January 1, 1999. Mr. Wong also continues to serve as Vice President of Engineering. Prior to his return to the Company as Vice President of Engineering on September 10, 1998, Mr. Wong was Chief Executive Officer of Pixo Arts Corporation. From 1994 to August 1997, he served as Vice President and General Manager for the Company. From 1993 to 1994, he served as Vice President and General Manager for the Company's Client Access products. From 1988 to 1993, he served as the Company's President and Chief Executive Officer.

         Mr. Lin is Chairman and CEO of United Optical Network International Inc. located in San Jose, a Fiberoptic communication company, and is Chairman of FITglobal, a financial infrastructure company located in San Jose. Prior to that, Mr. Lin was President and Chief Executive Officer of Lite-On
Communications Corporation, which is an internetworking company located in Taiwan. Lite-on Communications is a subsidiary of Lite-On Group, which is one of Asante's OEM suppliers in Asia. Mr. Lin co-founded Asante Technologies, Inc. (the "Company") in 1988, and served as President, Chief Executive Officer and Chairman of the Board of Directors from July 1994 until December 31, 1998. Since his resignation as President and Chairman of the Board of Directors, Mr. Lin has served as a Director of the Company. Mr. Lin also held the position of Vice President of Engineering from November 1997 until August 1998. From June 1993 through July 1994, he served as Vice President, General Manager of Network Systems Business for the Company. From 1991 to 1993, he served as the Company's Chairman of the Board of Directors and Chief Operating Officer. From 1988 to 1991, Mr. Lin served as the Company's Vice President of Operations and Engineering, Chief Financial Officer and Secretary.

         Mr. Kaufman has served as Managing General Partner of MK Global Ventures, a venture capital management company, since he founded the firm in 1987. Mr. Kaufman also currently serves as a director of Davox Corporation, a provider of call technology and integration systems; Disc, Inc., a manufacturer of high-capacity storage libraries; HyperMedia Communications, Inc., a wireless networking products manufacturer; Syntellect Inc., a provider of voice processing and computer telephony integration; and Human Pheromone Sciences, Inc. (Erox Corporation), a manufacturer of fragrance and toiletry products.

         Mr. Tseng has served as President and Chief Executive Officer of OSE, Inc., a semiconductor products company which serves as the exclusive North American sales representative for Orient Semiconductor Electronics, Ltd., since January 1990. Orient Semiconductor Electronics, Ltd. is one of Asantes OEM suppliers in Asia. See "Security Ownership of Directors, Officers and Certain Beneficial Owners" and "Compensation Committee Interlocks and Insider Participation." Prior to that time, Mr. Tseng was the Director of Engineering at Condata, Inc., an electronics products and engineering consulting company.

         There are no family relationships among the directors and executive officers of the Company.

Board Meetings and Committees

         The Board of Directors of the Company held a total of four meetings and acted by written consent one time during the fiscal year ended September 30, 2000. During fiscal 2000, no director attended fewer than 75% of the meetings of the Board of Directors and its committees upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing similar functions.

The information contained in the following sections entitled "Audit Committee" and "Audit Committee Report" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference into such filing.

Audit Committee

         The Audit Committee of the Board of Directors, which currently consists of Mr. Lin, Mr. Kaufman and Mr. Tseng, met 3 times during the last fiscal year of the Company. The Company's Common Stock trades on the OTC (Over-the-Counter) Bulletin Board, and, accordingly, the Company is not subject to the rules of the Nasdaq Stock Market. During the last fiscal year, the Audit Committee did not consist solely of members who are independent directors within the meaning of Rule 4200(a)(14) of the Market Place Rules of the Nasdaq Stock Market. Mr. Lin does not meet the independence requirements under the meaning of the foregoing rule due to his prior employment by the Company, however the board determined that it was in the best interests of the Company for Mr. Lin to be a member of the Audit Committee. While the Board of Directors has not adopted a written charter for the Audit Committee, the functions of the Audit Committee include, among others: recommending to the Board of Directors the retention of independent public accountants, subject to stockholder approval; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing and evaluating the Company's accounting principles and its system of internal accounting controls; and reviewing the independence of the Company's independent accountants.

Audit Committee Report for the Fiscal Year ended September 30, 2000.

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2000 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees.

         The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 Independence Discussion with Audit Committees and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee reviewed non-audit services provided by its independent accountants for the last fiscal year, and determined that those services did not impair the accountants' independence. The Audit Committee is also responsible for handling disagreements with the Company's independent accountants or the termination of their engagement.

         Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the Securities and Exchange Commission. In addition, the Audit Committee reviewed and recommended to the Board that PricewaterhouseCoopers LLP be retained by the Company for the fiscal year ended September 29, 2001.


                                              Submitted by The Audit Committee
                                              Jeff Yuan-Kai Lin
                                              Michael D. Kaufman
                                              Edmond Y. Tseng

Compensation Committee

         The Compensation Committee of the Board of Directors, which during the fiscal year ended September 30, 2000, consisted of Mr. Kaufman and Mr. Tseng, met once during the year. The Compensation Committee reviews and approves the Company's executive compensation policy, including the salaries and target bonuses of the Company's executive officers. In addition, the Compensation Committee administers the Company's stock plans, which includes recommending or approving the grant of options to new and existing employees (including officers and employee directors).

Compensation of Directors

         Directors who are employees of the Company receive no fees for services provided as members of the Board of Directors, but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. See "EXECUTIVE COMPENSATION."

         Directors who are not employees of the Company receive a fee of $1,000 for each meeting attended and are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and its committees.

         Non-employee Directors are also entitled to participate in the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan, which was adopted by the Board of Directors in September 1993, and approved by the stockholders in October 1993, authorizes a total of 300,000 shares of Common Stock for issuance pursuant to options granted under the Directors' Plan. The Directors' Plan provides for an automatic grant of 40,000 shares of Common Stock to each non-employee Director on the date on which such individual first becomes a director. As approved by stockholders at the 1996 Annual Shareholder's Meeting, the Directors' Plan also provides that each non-employee Director will be granted additional options for the purchase of 10,000 shares of Common Stock at the Board meeting immediately following the annual anniversary date of the non-employee Director's commencement of service on the Board of Directors.

         Initial options granted under this plan have terms of ten years and typically the shares underlying the option vest over four years at the rate of 25% on the one year anniversary date, with the remaining shares vesting monthly in equal increments over the remaining three years. Subsequent options granted under this plan have a term of ten years and typically vest over the four years at the rate of 25% annually from the anniversary date. The exercise price of each option granted equals 100% of the fair market value of the Common Stock on the grant date, based on the closing price of the Common Stock as reported on the OTC (Over-the-Counter) Bulletin Board. Options granted under the Directors' Plan must be exercised within three months following the end of the optionee's tenure as a director of the Company, or within six months after the termination of a director's tenure due to death or disability; options not so exercised are then cancelled and may be reissued pursuant to the 1993 Directors' Stock Option Plan. The Directors' Plan is designed to work automatically, without administration; to the extent administration is necessary, however, the Directors' Plan has been structured so that options granted to non-employee Directors who administer the Company's stock plans will qualify as transactions exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 promulgated thereunder.

         During the fiscal year ended September 30, 2000, Mr. Tseng received an annual option for 10,000 shares in October 1999 with an exercise price of $0.875 per share, and Mr. Kaufman received an annual option for 10,000 shares in April 2000 with an exercise price of $1.63 per share.

         On January 1, 2000, Mr. Lin became eligible to receive annual options granted under the Directors' Plan to non-employee directors but did not receive an annual option during fiscal 2000.

Vote Required and Recommendation of Board of Directors

         The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon election of directors under Delaware law.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.


PROPOSAL 2--APPROVAL OF THE COMPANY'S 2001 STOCK PLAN

         At the Annual Meeting, the stockholders will be asked to approve the Asante Technologies, Inc. 2001 Stock Plan (the "2001 Plan"). On January 12, 2001, the Board of Directors adopted the 2001 Plan, subject to its approval by the stockholders. The 2001 Plan is intended to replace the Company's 1990 Stock Option Plan, which expired in May 2000.

         The Board of Directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. The Board expects that the 2001 Plan will be an important factor in attracting and retaining the high caliber employees, directors and consultants essential to the success of the Company and in motivating these individuals to strive to enhance the Company's growth and profitability. The proposed 2001 Plan is intended to ensure that the Company will continue to have available a reasonable number of shares to meet these goals.

         The 2001 Plan is also designed to preserve the Company's ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the 2001 Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options awarded under the 2001 Plan to qualify as "performance-based" within the meaning of Section 162(m), the 2001 Plan limits the sizes of such awards as further described below. By approving the 2001 Plan, the stockholders will be approving, among other things, eligibility requirements for participation in the 2001 Plan, limits on the numbers of shares that could be made subject to certain awards, and the other material terms of the awards described below.

Summary of the 2001 Plan

         The following summary of the 2001 Plan is qualified in its entirety by the specific language of the plan, a copy of which is available to any stockholder upon request.

         General. The purpose of the 2001 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, directors and consultants upon whose judgment, interest and efforts the Company's success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives are provided through the grant of incentive stock options within the meaning of Section 422 of the Code, nonstatutory stock options, restricted stock purchase rights and restricted stock bonus awards.

         Shares Subject to 2001 Plan. Initially, a maximum of 1,000,000 of the authorized but unissued or reacquired shares of Common Stock of the Company may be issued under the 2001 Plan. The maximum aggregate number of shares of Common Stock that may be issued will be cumulatively increased on the first days of each fiscal year of the Company beginning in 2002 and continuing through 2010 by a number of shares of Common Stock (the "Annual Increase") equal to the lesser of (a) seven percent (7%) of the number of shares of Common Stock issued and outstanding on the last day of the immediately preceding fiscal year of the Company or (b) an amount determined by the Board. However, the number of shares cumulatively available under the 2001 Plan for issuance upon the exercise of incentive stock options may not exceed an amount equal to 1,000,000 shares, cumulatively increased by that portion of each Annual Increase that does not exceed 750,000 shares. Appropriate adjustments will be made to the shares subject to the 2001 Plan, the foregoing limit on incentive stock option shares, the "Grant Limit" described below and to the shares subject to and purchase prices under outstanding awards upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. If any outstanding award expires, terminates or is canceled, or if shares acquired pursuant to an award are repurchased by the Company at their original exercise price, the expired or repurchased shares are returned to the 2001 Plan and again become available for grant.

         To enable the Company to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with stock options granted under the 2001 Plan, the plan is designed to qualify such compensation as "performance-based compensation" under Section 162(m) of the Code. To comply with Section 162(m), the 2001 Plan limits the number of shares for which options may be granted to any employee. Under this limitation (the "Grant Limit"), no employee or prospective employee may be granted options for more than 750,000 shares in any fiscal year of the Company. The Grant Limit is subject to appropriate adjustment in the event of certain changes in the Company's capital structure, as previously described.

         Administration. The 2001 Plan will be administered by the Board of Directors or a duly appointed committee of the Board, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, must be comprised solely of two or more "outside directors" within the meaning of Section 162(m). (For purposes of this discussion, the term "Board" refers to either the Board of Directors or such committee.) Subject to the provisions of the 2001 Plan, the Board determines the persons to whom awards are to be granted, the number of shares to be covered by each award, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each award, the purchase price and the type of consideration to be paid to the Company upon the exercise of each award, the time of expiration of each award, and all other terms and conditions of the awards. The Board may amend, modify, extend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the exercisability or vesting of any award. The 2001 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2001 Plan. The Board will interpret the 2001 Plan and awards granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 2001 Plan or any option.

         Eligibility. Awards may be granted under the 2001 Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. In addition, awards may be granted to prospective service providers in connection with written offers of employment or other service relationship, provided that no shares may be purchased prior to such person's commencement of service. As of December 29, 2000, the Company had approximately 68 service providers, including four executive officers and, four directors who would be eligible under the 2001 Plan. While any eligible person may be granted a nonstatutory stock option, only employees may be granted incentive stock options.

         Stock Options. Each option granted under the 2001 Plan will be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2001 Plan. Incentive stock options must have an exercise price at least equal to the fair market value of a share of the Common Stock on the date of grant, while nonstatutory stock options must have an exercise price equal to at least 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of December 29, 2000, the closing price of the Company's Common Stock, as reported on the OTC (Over-the-Counter) Bulletin Board, was $ 0.55 per share.

         The 2001 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent; by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option; to the extent legally permitted, by tender of shares of Common Stock owned by the participant having a fair market value not less than the exercise price or by means of a promissory note if the participant is an employee; by such other lawful consideration as approved by the Board; or by any combination of these. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted by the Company, through the participant's surrender of a portion of the option shares to the Company.

         Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Board. The maximum term of an option granted under the 2001 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. An option generally will remain exercisable for three months following the participant's termination of service. However, if such termination results from the participant's death or disability, the option generally will remain exercisable for twelve months. In any event, the option must be exercised no later than its expiration date.

         Incentive stock options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant. Nonstatutory stock options granted under the 2001 Plan may be assigned or transferred to the extent permitted by the Board and set forth in the option agreement.

         Restricted Stock Awards. The Board may grant restricted stock awards in the form of either restricted stock purchase rights or restricted stock bonus awards. Each restricted stock award is evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2001 Plan. Each restricted stock purchase right will be exercisable at a price established by the Board, while each restricted stock bonus is granted in consideration for services rendered to the Company or for its benefit. Generally, the purchase price pursuant to a restricted stock purchase right may be paid in cash, by check or in cash equivalent; to the extent legally permitted, by means of a promissory note if the participant is an employee, by such other lawful consideration as approved by the Board, or by any combination of these, provided that the Board may restrict the forms of payment permitted in connection with any restricted stock award. The Company will have no obligation to deliver shares pursuant to a restricted stock award until the participant has made adequate provision for federal, state, local and foreign taxes, if any, related to the award, including, if permitted by the Company, through the participant's surrender of a portion of the award shares to the Company.

         Restricted stock awards may be made subject to such vesting restrictions and other terms and conditions as are established by the Board and specified in a written restricted stock award agreement. Restricted stock may not be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant's continued service or other factors, such as performance criteria established by the Board. However, during the period of restriction, the participant will have the right to vote the shares and to receive dividends or other distributions paid with respect to the shares, provided that any dividends or distributions paid in stock will be subject to the same restrictions as the original award. Unless otherwise provided by the Board and set forth in the award agreement, if a participant's service terminates for any reason, whether voluntary or involuntary (including the participant's death or disability), the participant will forfeit to the Company any shares acquired pursuant to a restricted stock bonus that remain subject to vesting restrictions, and the Company will have the option to repurchase at the participant's original purchase price any shares acquired pursuant to a restricted stock purchase right that remain subject to vesting restrictions.

         Change in Control. The 2001 Plan defines a "Change in Control" of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may either assume the Company's rights and obligations under outstanding stock options or substitute substantially equivalent options for such corporation's stock. However, if an outstanding option is not assumed or replaced, the 2001 Plan provides that generally it will become immediately exercisable and vested in full effective 10 days prior to the Change in Control. Options that are not assumed, replaced or exercised prior to a Change in Control will terminate. In addition, the 2001 Plan authorizes the Board to provide in any restricted stock award agreement for acceleration of the vesting of the shares subject to the award upon such circumstances in connection with a Change in Control as the Board determines.

         Termination or Amendment. The 2001 Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the 2001 Plan have been issued and all restrictions on such shares under the terms of the 2001 Plan and the agreements evidencing the awards have lapsed, provided that all incentive stock options must be granted within ten years following the date on which the Board adopted the 2001 Plan. The Board may terminate or amend the 2001 Plan at any time. However, without stockholder approval, the Board may not amend the 2001 Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect an outstanding award unless expressly provided by the Board, and, in any event, may not adversely affect an outstanding award without the consent of the participant, unless the amendment is required to preserve an option's status as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

         The following summary is intended only as a general guide as to the U.S. federal income tax consequences under current law of participation in the 2001 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the date of exercise and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

         The difference between the option exercise price and the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) of an incentive stock option is treated as an adjustment in computing the participant's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

         Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where a participant is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company's right to repurchase them at the original exercise price upon the participant's termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the participant may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

         Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the amount paid, if any, and the fair market value of the shares on the "determination date" (as defined above under "Nonstatutory Stock Options"). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

New Plan Benefits

         No awards will be granted under the 2001 Plan prior to its approval by the stockholders of the Company. Future grants under the 2001 Plan will be made at the discretion of the Board, and, accordingly, are not yet determinable. In addition, benefits under the 2001 Plan will depend on a number of factors, including the fair market value of the Company's Common Stock on future dates and the exercise decisions made by the participants. Consequently it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the 2001 Plan.

Vote Required and Board of Directors Recommendation

         Approval of this proposal requires a number of votes "For" the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

         As described above, the 2001 Plan is intended to preserve the treatment of option-related compensation as "performance-based compensation" for purposes of Section 162(m) of the Code. By approving this proposal, the stockholders will be approving, among other things, the eligibility requirements for participation in the 2001 Plan and the Grant Limit.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 2001 PLAN.

PROPOSAL 3--AMENDMENT OF THE ASANTE TECHNOLOGIES, INC. 1993 EMPLOYEE STOCK PURCHASE PLAN


General

         In 1993, the Company adopted the Asante Technologies, Inc. 1993 Employee Stock Purchase Plan (the "Purchase Plan"). The stockholders have previously authorized the Company to issue an aggregate of 600,000 shares of the Company's common stock under the Purchase Plan. Effective July 31, 2000, the Board of Directors amended the purchase plan, to increase the share reserve by an additional 500,000 shares. The stockholders are requested at this meeting to approve the amendment. The Board of Directors believes that the shares which remained available for issuance prior to this amendment were insufficient to achieve the purposes of the Purchase Plan over the term of the plan unless the additional shares are authorized and approved by the stockholders.

Summary of the Purchase Plan, as Amended

         The following summary of the Purchase Plan, as amended, is qualified in its entirety by the specific language of the plan, a copy of which is available to any stockholder upon request.

         Purpose. The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Company at a discount from the market price quoted for the Company's stock. The Company believes that encouraging stock ownership among the Company's employees will provide an additional incentive to the Company's employees and a sense of ownership in the Company's success.

         Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board. (For purposes of this discussion, the term "Board" refers to either the Board of Directors or such committee.). All questions of interpretation or application of the Purchase Plan are determined by the Board, whose decisions are final and binding upon all participants.

         Shares Subject to Plan. Subject to the stockholders' approval of this proposal, a maximum of 1,100,000 shares of the Company's Common Stock may be issued under the Purchase Plan, subject to proportional adjustment in the event of any stock dividend, stock split, reverse stock split, combination, reclassification, or similar change in the capital structure of the Company.

         Eligibility. All eligible employees of the Company, including executive officers other than Mr. Wong, may participate in the Purchase Plan. An "eligible employee" is any person who is employed by the Company for at least 20 hours per week and more than five months in each calendar year and who has been so employed for at least three months with the Company. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan. Non-employee directors of the Company may not participate in the Purchase Plan. As of September 30, 2000, there were 15 employees participating in the Purchase Plan.

         Description of General Terms of the Purchase Plan. The Purchase Plan provides a mechanism whereby eligible employees of the Company may purchase the Company's Common Stock at a discount from the market price of the Company's stock. The shares under the Purchase Plan are offered to employees during six-month offering periods which generally commence on February 1 and August 1 of each calendar year. During each offering period, participating employees determine the amount of payroll deduction they wish to have made for the purpose of acquiring stock pursuant to the Purchase Plan.

         At the end of each offering period, the purchase price for shares being acquired pursuant to the Purchase Plan is determined. The applicable purchase price is 85% of the fair market value of a share of the Company's Common Stock determined either on the offering date (which is the first day of the offering period) or the exercise date (which is the last day of the offering period) whichever is lower.

         Each participant's purchase of shares pursuant to the Purchase Plan is made through payroll deductions made on each payday during the offering period in an amount not less than 1% and not more than

10% of such participant's compensation on each such payday. The maximum number of shares that a participant may purchase during each offering period is determined on the offering date by dividing $12,500 by the fair market value of a share of the Company's Common Stock on the offering date. During the offering period, each participant is granted an option to purchase on the exercise date a number of shares of the Company's Common Stock determined by dividing the participant's contributions accumulated during the offering period by the purchase price per. Unless a participant withdraws from the plan, his or her option for the purchase of shares during the offering period will be exercised automatically on the exercise date of the offering period and the maximum number of full shares subject to option will be purchased at the applicable purchase price with the accumulated contributions in his or her account. Upon a participant's death or termination of employment or voluntary withdrawal from the Purchase Plan, all accumulated contributions held on behalf of the participant will be refunded to the participant or his or her beneficiaries.

         Shares acquired pursuant to the Purchase Plan are issued to the participant as soon as practicable after the end of each offering period. As a condition to the issuance of the shares, each participant may be required to represent and warrant at the time of acquisition of the shares that such shares are being purchased only for investment and without any present intention to sell or distribute the shares if, in the opinion of counsel for the Company, such a representation is required by the provision of any applicable securities laws.

         Individual accounts are maintained for each participant in the Purchase Plan and statements of account are given to each participant promptly following the end of each offering period.

         In the event of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, each option outstanding under the Purchase Plan may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the options outstanding under the Purchase Plan are not assumed or replaced, then the Board may either accelerate the exercise date of the current offering period under Purchase Plan or cancel each outstanding option an refund all accumulated contributions to the participants.

         The Purchase Plan will continue in effect for a term of ten years from the date of adoption unless terminated sooner by action of the Board. The Board may at any time terminate or amend the Purchase Plan, including amending the length or frequency of offering periods or changing the eligibility criteria for the Purchase Plan; provided, however, that no amendment may be effected without any approval of the Company's stockholders required by law.

Federal Income Tax Consequences Relating to Purchase Plan

         The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase options. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

         If the participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into the offering period in which such shares were acquired or within one year after the purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal in amount to the difference between the fair market value of the shares on their purchase date and the purchase price paid.

         If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the participant's entry date into that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain if the shares are held for more than one year after the purchase date. The Company will not be entitled to an income tax deduction with respect to such disposition.

         If the participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired.

Amended Plan Benefits and Additional Information.

         Because benefits under the Purchase Plan will depend on employees' elections to participate and the fair market value of the Company's Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the proposed amendment to the Purchase Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the Purchase Plan. The numbers of shares of Common Stock purchased under the Purchase Plan by certain persons since its inception are as follows: Mr. Jeng, Mr. Contos and Mr. Hsia, purchased 9,098 shares, 11,783 shares and 5,411 shares respectively; all current executive officers as a group purchased 26,302 shares; and all current employees, including officers who are not executive officers, as a group purchased 55,246 shares. No shares were purchased under the Purchase Plan by any directors who are not executive officers, any other nominees for election as directors or any associates of such directors or nominees or of any executive officers, and no person has purchased five percent or more of the total number of shares issued under the Purchase Plan.

Vote Required and Board of Directors Recommendation

         Approval of this proposal requires a number of votes "For" the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED UNDER THE PURCHASE PLAN BY 500,000.

PROPOSAL 4--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the year ending September 29, 2001, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

         PricewaterhouseCoopers LLP has audited the Company's financial statements since fiscal 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2001.

                    SECURITY OWNERSHIP OF DIRECTORS, OFFICERS
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 29, 2000, by (i) each beneficial owner of more than 5% of the Company's
Common Stock, (ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the year ended September
30,  2000,  (collectively,  the "Named  Officers"),  (iii) each  director of the
Company and (iv) all directors and executive officers of the Company as a group.
Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.


                                                               Shares         Percentage
                                                            Beneficially     Beneficially
Beneficial Owner                                                Owned           Owned
--------------------------------------------------------   --------------   -------------
         Jeff Yuan-Kai Lin(1) ..........................      1,323,000          13.2%
         Wilson Wong(2) ................................      1,636,749          16.5%
         Dr. Eugene C.Y. Duh(3) ........................      1,191,073          12.0%
         OSE, Inc.(4)(5) ...............................         71,665             *
         MK GVD Fund(6) ................................        500,000           5.0%
         Michael D. Kaufman(6)(7) ......................        116,333           1.2%
         Delta International Holding, Ltd(8) ...........        333,333           3.4%
         Delta Networks, Inc.(8) .......................        166,667           1.7%
         Edmond Tseng(9)(10) ...........................        118,333           1.2%
         Rusty Callihan(11) ............................         23,750             *
         Anthony Contos(12) ............................         49,893             *
         Jim Hsia(13) ..................................         23,199             *
         Don Miller(14) ................................              0             *
         All directors and executive officers as a group
          (9 persons) ..................................      5,049,381          50.9%

* Represents less than one percent of the outstanding Common Stock.
------------
 (1) The address for Mr. Lin is 21031 Hazelbrook Dr., Cupertino, CA 95014
 (2) The address for Mr. Wong is 821 Fox Lane, San Jose, California 95131.
 (3) The address for Dr. Duh is Orient Semiconductor Electronics, Ltd., No. 12-2 Nei Huang S. Rd., NEPZ Kaohsiung 81120, Taiwan, ROC.
 (4) OSE, Inc. is a majority owned subsidiary of OSE, Ltd. Dr. Duh is a Director of OSE Ltd. As such, Dr. Duh may be deemed to be a beneficial owner of these shares.
 (5) Dr. Duh is a Director and Mr. Tseng is President of OSE, Inc. As such, Dr. Duh, Mr. Tseng, and OSE Ltd. may be deemed to be beneficial owners of these shares.
 (6) The address for MK GVD Fund and Mr. Kaufman is 2471 E. Bayshore Road, Suite 520, Palo Alto, California 94303. Mr. Kaufman and Gregory Lahann are general partners of MK GVD Management. Each of these individuals shares voting and investment power with respect to the shares held by MK GVD Fund, and therefore may be deemed to be beneficial owners of such shares.
 (7) Includes 65,000 shares issuable under stock options exercisable within 60 days of December 29, 2000.
 (8) Delta International Holding, Ltd, and Delta Networks, Inc. are related parties, and therefore may be deemed to be beneficial owners of such shares.
 (9) The address for Edmond Tseng is Orient Semiconductor, Inc., 2221 Old Oakland Rd, San Jose, CA 95131.
(10) Includes 65,000 shares issuable under stock options exercisable within 60 days of December 29, 2000.
(11) All shares indicated are issuable under stock options exercisable within 60 days of December 29, 2000.
(12) Includes 36,064 shares issuable under stock options exercisable within 60 days of December 29, 2000.
(13) Includes 13,088 shares issuable under stock options exercisable within 60 days of December 29, 2000.
(14) Mr. Miller resigned from the Company effective April 7, 2000.

                             EXECUTIVE COMPENSATION


Summary Compensation Table

         The following table sets forth all  compensation  received by the Named
Officers for services rendered to the Company in all capacities for fiscal years ended October 3, 1998, October 2, 1999 and September 30, 2000:


                                                                                             Long-Term
                                                       Annual Compensation              Compensation Awards
                                              ----------------------------------   -------------------------------
                                                                                                Number
                                                                                Restricted    of Shares
                                                                 Other Annual      Stock      Underlying     LTIP       All Other
Name and Principal Position         Year      Salary     Bonus  Compensation ($)   Awards       Options    Payouts   Compensation(1)
---------------------------         ----      ------     -----  ----------------   ------       -------    -------   ---------------
Wilson Wong (2)                     2000      161,673      --         --            --              --        --          754
President and Chief Executive       1999      166,673      --         --            --          600,000       --        1,651
Office Chairman of the Board        1998       15,884      --         --            --              --        --          101

Rusty Callihan(3)                   2000      191,827      --         --            --           10,000       --          921
Vice President of Sales             1999           (4)     --         --            --           40,000       --            4

Anthony Contos(5)                   2000      121,540      --         --            --           43,980       --          209
Vice President Finance &            1999      110,355      --         --            --            9,400       --          208
Administration and Secretary        1998           (5)     --         --            --            3,000       --          102

Jim Hsia(6)                         2000      146,756      --         --            --           52,350       --          263
Vice President of Marketing         1999           (6)     --         --            --              --        --           --

Don Miller (7)                      2000      103,225      --         --            --              --        --          216
General Manager,                    1999           (7)     --         --            --          120,000       --           --
Advanced Systems

------------
(1) Amount consists of premiums paid by the Company for life insurance, including compensation relating to over $50,000 Life Insurance and Executive Life.
(2)  Mr.  Wong  rejoined  the  Company on  September  10,  1998 as Interim  Vice
     President of Engineering. Effective January 1, 1999, he assumed the position of President, Chief Executive Officer and Chairman of the Board.
(3) Mr. Callihan joined the Company on April 1, 1999. Effective on August 6, 1999, he was appointed as Vice President of Sales.
(4)  Annual salary and bonuses did not exceed $100,000 for fiscal 1999.
(5)  Annual salary and bonuses did not exceed $100,000 for fiscal 1998.
(6) Mr. Hsia joined the Company on September 16, 1999. His annual salary and bonus did not exceed $100,000 for fiscal 1999
(7) Mr. Miller joined the Company on July 1, 1999. His annual salary and bonus did not exceed $100,000 for fiscal 1999. He resigned from the Company effective April 7, 2000.

Option Grants in Last Fiscal Year

         The following table sets forth certain information with respect to stock options granted to each of the Named Officers during the fiscal year ended September 30, 2000. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.


                                       Option Grants in Last Fiscal Year


                                                            Individual Grants
                           ------------------------------------------------------------------------------------
                                                                                          Potential Realizable
                                                                                            Value at Assumed
                                                                                             Annual Rates of
                             Number of          % of                                           Stock Price
                              Shares        Total Options                                     Appreciation
                            Underlying       Granted to        Exercise                    for Option Term(3)
                              Options       Employees in        Price       Expiration    ---------------------
Name                        Granted(1)     Fiscal Year(2)     Per Share        Date           5%         10%
------------------------   ------------   ----------------   -----------   ------------   ---------   ---------
Rusty Callihan .........      10,000             4.21%          1.875          5/5/10      $11,790     $29,880
Anthony Contos .........      40,000            16.86%          0.875        10/29/09      $22,012     $55,780
                               3,980             1.68%          1.9375       05/01/10      $ 4,849     $12,288
Jim Hsia ...............      50,000            21.07%          0.875        10/29/09      $27,500     $69,725
                               2,350             0.99%          1.9375       05/01/10      $ 2,863     $ 7,257

------------
(1) All options were granted under either the Company's 1990 Stock Option Plan or the Company's Key Executive Stock Plan and have exercise prices equal to the fair market value on the grant date. All options vest and become exercisable over a four-year period, generally at the rate of 25% on the first anniversary of the date of grant and 1/48 per month thereafter, subject to the option holder's continued employment with the Company. Under the foregoing plans, the Board retains discretion to modify the terms, including the prices, of outstanding options
(2) Based on options to purchase an aggregate of 237,316 shares granted in fiscal 2000.
(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.


Option Exercises and Holdings

         The following table provides information with respect to option exercises in fiscal 2000, by the Named Officers and the value of such officers' unexercised options at September 30, 2000:


                   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


                                                               Number of Shares
                                                            Underlying Unexercised             Value of Unexercised
                                                                  Options at                 In-the-Money Options at
                               Shares                           Fiscal Year-End                 Fiscal Year-End(1)
                              Acquired        Value     -------------------------------   ------------------------------
Name                        on Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
------------------------   -------------   ----------   -------------   ---------------   -------------   --------------
Wilson Wong ............          --            --         249,999          350,001          $273,449        $383,831
Anthony Contos .........          --            --          35,064           36,316          $ 38,353        $ 39,722
Jim Hsia ...............          --            --          13,088           39,262          $ 14,316        $ 42,945
Rusty Callihan .........          --            --          17,499           42,501          $ 19,140        $ 46,488
Don Miller .............       15,000        11,625            --               --                --              --

------------
(1) Market value of unexercised options is based on the price of the last reported sale of the Company's Common Stock on the OTC (Over-the-Counter) Bulletin Board of $1.09 per share on September 29, 2000 (the last trading day for fiscal 2000), minus the exercise price. Does not include options that had an exercise price greater than $1.09

Compensation Committee Interlocks and Insider Participation

         For the fiscal year ended September 30, 2000, the Compensation Committee consisted of Mr. Kaufman and Mr. Tseng, neither of who is an officer of the Company.

         Mr. Tseng is the President and Chief Executive Officer of OSE, Inc., a semiconductor products company which serves as the exclusive North American sales representative for Orient Semiconductor Electronics, Ltd. ("OSE"). The Company subcontracts the manufacturing of a substantial portion of its products through OSE. Under the Company's arrangement with OSE, the Company purchases certain components from third party vendors and sells these components to OSE at cost. OSE purchases or manufactures other components, assembles printed circuit boards, and tests and packages products for the Company on a purchase order basis. The Company is obligated to purchase products only to the extent it has signed firm purchase commitments with OSE. During fiscal 1998, 1999 and 2000, the Company's purchases from OSE totaled $8.2 million, $8.4 million and $3.8 million, respectively. The Company's arrangement with OSE provides for payment terms of 45 days from date of receipt of product. The Company sells certain component parts to OSE with payment terms similar to those granted to the Company. OSE and its affiliates are significant stockholders of the Company. A portion of the purchases from OSE included payments to OSE, Inc. See "Security Ownership of Directors, Officers and Certain Beneficial Owners."

Certain Relationships and Related Transactions

         During the fiscal year, the Company made a private placement of equity with the Delta Electronics Group of Companies, comprised of sales of 166,667 shares to Delta Networks, Inc., and 333,333 shares to Delta International Holding, Ltd. The Company subcontracts the manufacturing of a substantial portion of its products through Delta Networks, Inc. ("Delta"). Under the Company's arrangement with Delta, the Company purchases certain components from third party vendors and sells these components to Delta at cost. Delta purchases or manufactures other components, assembles printed circuit boards, and tests and packages products for the Company on a purchase order basis. The Company is obligated to purchase products only to the extent it has signed firm purchase commitments with Delta. During fiscal 2000, the Company's purchases from Delta totaled $7.9 million. The Company's arrangement with Delta provides for payment terms of 90 days from date of receipt of product. The Company sells certain component parts to Delta with payment terms similar to those granted to the Company. Delta and its affiliates own in aggregate approximately 5% of the Company. See "Security Ownership of Directors, Officers and Certain Beneficial Owners."

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         In fiscal 2000, the Compensation Committee ("Committee") consisted of Mr. Kaufman and Mr. Tseng, neither of whom is or has been an employee of the Company. The Committee is responsible for reviewing the compensation and benefits for the Company's executive officers, as well as supervising and making recommendations to the Board on compensation matters generally. The Committee also administers the Company's stock option and purchase plans and makes grants to executive officers under the Company's 1990 Stock Option Plan and Key Executive Stock Plan.

         The Committee held one meeting during fiscal 2000. The following report is submitted on behalf of the Compensation Committee.

Compensation Policies

         The Company operates in the high technology industry, characterized by rapid changes and extreme competition. The Board's compensation philosophy is to provide cash and equity incentives to the Company's executive officers and other employees to attract highly qualified personnel in order to maintain the Company's competitive position. The Board's compensation program goals are to: attract, retain and motivate qualified executive officers and employees who contribute to the Com-pany's long-term success; align the compensation of executive officers with the Company's business objectives and performance; and align incentives for executive officers with the interests of stockholders in maximizing value.

Compensation Components

         The compensation for executive officers generally consists of salary, annual incentives and stock option awards.

         Base Salary. The salaries of each of the executive officers of the Company are generally based on salary levels of similarly sized companies, primarily those located in Silicon Valley. The Committee reviews generally available surveys and other published compensation data. The compensation of the executive officers, including the Chief Executive Officer, are generally reviewed annually by the Committee and/or the Board and adjusted on the basis of performance, the Company's results for the previous year and competitive conditions.

         Bonuses. The Company's intention is to develop bonus compensation plans designed to reward the Company's executive officers based on the Company's financial performance. There is no bonus plan in place for officers at this time.

         Subsequent to the end of the Company's fiscal year 2000, the Board of Director's approved a profit sharing plan, which is effective for fiscal years beginning after fiscal 2000. Such plan shall cover all active, full-time employees of the Company who have been with the Company for a certain minimum period of the applicable fiscal year. Cash payments shall be made subsequent to the Company's applicable fiscal year and be based on yearly net income.

         Equity-Based Compensation. The Company enables all eligible employees, including executive officers other than Mr. Wong, to purchase the Company's Common Stock at a discount by participating in the Company's 1993 Employee Stock Purchase Plan. In addition, the Company periodically grants to its executive officers stock options under the 1990 Stock Option Plan, and the Key Executive Plan, and grants to other employees stock options under the 1990 Stock Option Plan, in order to provide additional incentive for such persons. The 1990 Stock Option Plan expired in May, 2000 and has been replaced with the Company's new 2001 Stock Plan. The Committee believes that such incentive promotes the long-term interests of the Company's stockholders. Options generally vest over a four-year period to encourage option holders to continue employment with the Company. In granting options, the Committee takes into account each individual's level of responsibility within the Company and such individual's expected future contribution, as well as the number of shares and outstanding options already held by the individual. The Board has adopted a stock option grant policy, pursuant to which employees (including officers except for Mr. Wong) may receive annual stock option grants, generally on their review date with the Company, in amounts based on certain criteria including continuous time with the Company, current salary, responsibilities, and job performance. Employees may also be entitled to receive additional option grants where the employee's job has significantly changed through growth or promotion. The exercise price of all options is the market price on the date of grant.

Compensation of Chief Executive Officer

         The process of determining the compensation for the Company's Chief Executive Officer and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the executive officers of the Company. In light of the performance of the Company during fiscal 2000, including the fact that the Company reported a net income for the year, the Compensation Committee determined that the base salary for Mr. Wong should increase from $160,000 to $168,000 per year.

Tax Deductibility of Executive Compensation

         Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1,000,000, unless compensation is performance-based and meets certain specified conditions (including stockholder approval). Based on the Company's current compensation plans and policies, the Committee does not anticipate, for the foreseeable future, that the Company will lose any significant tax deduction for executive compensation.

         This report presented herein was approved by a motion of the Board of Directors.


                                          FOR THE COMPENSATION COMMITTEE
                                          Michael Kaufman
                                          Edmond Tseng

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Asante Technologies, Inc., the NASDAQ Composite Total Return Index (US) and the Hambrecht & Quist Technology Index. The graph assumes that $100 was invested in the Company's Common Stock, the NASDAQ Composite Total Return Index (US) and the Hambrecht & Quist Technology Index from the date of the Company's initial public offering, December 10, 1993, through September 29, 2000, the last trading day of the Company's 2000 fiscal year. Because the Company effected its initial public offering on December 10, 1993, the information in the graph is provided in quarterly intervals. Historic stock price performance is not necessarily indicative of future stock price performance.


                THE H&Q TOTAL RETURN GROWTH & TECHNOLOGY INDICES


[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]


                                                                                Cumulative Total Return
                                                  ---------------------------------------------------------------------------------
                                                   9/95            9/96           9/97          9/98           9/99           9/00
                                                  ------         ------         ------         ------         ------         ------
ASANTE TECHNOLOGIES, INC                          100.00          85.48          70.97          22.58          25.81          14.12
NASDAQ STOCK MARKET (U.S.)                        100.00         118.68         162.92         165.50         270.38         358.96
CHASE H & Q TECHNOLOGY                            100.00         109.77         163.67         152.07         292.91         476.91

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of copies of such forms received by it, or on written representations from certain reporting persons that no other filings were required for such persons, the Company believes that, during the year ended September 30, 2000, its executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements, except as follows: (i) one report (Form 5) covering the grant of stock options inadvertently was filed late by each of Messrs. Hsia and Contos and, (ii) one report (Form 3) indicating a person becoming an executive officer of the Company inadvertently was filed late by Robert Young.


                                  OTHER MATTERS

         The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.


                                              For the Board of Directors


                                              Anthony Contos
                                              Secretary


Dated: January 18, 2000

                                                                      APPENDIX A


PROXY                       ASANTE TECHNOLOGIES, INC.                      PROXY
                       2000 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of Asante Technologies, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 19, 2001, and the Company's 2000 Annual Report to Stockholders on Form 10-K, and hereby appoints Wilson Wong and Anthony Contos, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of Asante Technologies, Inc. to be held on February 22, 2001, at 10:00 a.m. local time, at the Company's principal offices, 821 Fox Lane, San Jose, California, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and entitled, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

         This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the specified nominees as directors, FOR the ratification of the appointment of Price Waterhouse LLP as independent accountants, and as said proxies deem advisable on such other matters as may properly come before the meeting.


                 (Continued, and to be signed on the other side)

                                                                 [X] Please mark
                                                                      your votes
                                                                       as this


1. Election of Directors
                                                              WITHHOLD
   INSTRUCTION:  if you wish to withhold        FOR           FOR ALL
   authority to vote for any  individual
   nominee,  strike a line  through that        [ ]             [ ]
   nominee's name in the list below:

Wilson Wong; Jeff Yuan-Kai Lin; Michael D. Kaufman;
Edmond Tseng

______________________________________________


I PLAN TO ATTEND THE MEETING       [ ]


                                                       FOR     AGAINST   ABSTAIN

2. Proposal  to approve  the  Company's 2001 Stock     [ ]       [ ]       [ ]
   Plan.

3. Proposal  to  approve  an  increase  of 500,000     [ ]       [ ]       [ ]
   shares authorized  under   the  Comapny's  1993
   Employee Stock Purchase Plan.

4. Proposal  to   ratify   the    appointment   of     [ ]       [ ]       [ ]
   PricewaterhouseCoopers LLP as the independent accountants of the Company.

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

THIS  PROXY WILL BE VOTED AS  DIRECTED,  OR, IF NO
CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR
THE   ELECTION  OF  THE   SPECIFIED   NOMINEES  AS
DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT
OF PRICE WATERHOUSE LLP AS INDEPENDENTACCOUNTANTS,
AND AS SAID PROXIES  DEEM  ADVISABLE ON SUCH OTHER
MATTERS AS MAY COME BEFORE THE MEETING.


                                       COMMENTS/ADDRESS CHANGE      [ ]

                                       Please mark this box if you have
                                       written comments/address change
                                       on the reverse side.


Signature(s) _____________________________________ Date _______________________

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)